Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into by and between Stein Mart, Inc., a Florida corporation, including its officers, directors, owners, employees, agents, representatives, subsidiaries, affiliates, successors and assigns (hereinafter, jointly and severally, “Stein Mart”) and David H. Stovall, Jr. (“Stovall”), a Florida resident. The effective date of this Agreement shall be September 16, 2011 (the “Effective Date”).

RECITALS

A. Stein Mart employed Stovall pursuant to that certain Stein Mart, Inc. Employment Agreement dated December 2, 2008 as amended December 1, 2010 (the “EA”). A copy of the EA is attached as Exhibit “A” to this Agreement.

B. Stovall’s last date of employment with Stein Mart and membership on the Board of Directors was the Effective Date. Stovall’s termination of employment is agreed by all parties to be a retirement and shall be treated as such under applicable employee benefit and incentive compensation plans.

C. In association with Stovall’s separation from employment, Stein Mart and Stovall desire to resolve all differences between them, if any, arising from the date Stovall was employed by Stein Mart through the Effective Date.

D. This Agreement sets forth the terms and obligations of the parties to each other from the Effective Date forward.

Terms of Agreement

In consideration of the promises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Stein Mart and Stovall now agree as follows:

1. Recitals. The Recitals are true and accurate and incorporated into this Agreement.

2. Termination without Cause. Stovall voluntarily resigned his employment as well as his positions as an officer and director of Stein Mart on the Effective Date. Stein Mart and Stovall have mutually agreed that Stovall shall be deemed terminated “without cause” pursuant to Section 5(b) of the EA and such termination shall be deemed a retirement.

3. Superseding and Satisfaction of EA. Except as specifically noted herein, this Agreement supersedes the EA. The obligations of Stein Mart to Stovall and Stovall to Stein Mart under the EA are deemed satisfied. Except for the provisions of the EA that are specifically incorporated into this Agreement, the EA is null and void as of the Effective Date. The provisions of Section 4(h) of the EA (relating to indemnification), Section 6 of the EA (relating to Company Property, Trade Secrets, Confidential Information, Non-Competition, Non-Solicitation, Reasonable and Continuing Obligations and Work Product) and Section 7 (Miscellaneous Provisions) shall survive and are specifically incorporated into this Agreement.

4. Salary Continuation. Stein Mart will pay Stovall the annual sum of $849,128.00 (the “Salary Continuation”) from the Effective Date to the first anniversary of the Effective Date; provided, however that during the period September 17, 2011 through March 16, 2012 (the “Deferral Period”) no Salary Continuation payments shall be made to Stovall to comply with Treasury Regulation § 1.409A-3(i)(2), and instead the amount which would have been paid during the Deferral Period shall accrue and such amount together with interest thereon at 3.25% per annum (the “Interest Rate”) shall be paid to Stovall on April 1, 2012. Thereafter, Stein Mart will continue to pay Stovall in semi-monthly installments via direct deposit as currently on file the Salary Continuation until and though September 16, 2012 (the period from the Effective Date through September 16, 2012 is the “Post Termination Period”). Except for required deductions and withholdings, Stovall is responsible for the payment of all taxes associated with the monies he receives as a result of this Salary Continuation.

5. Additional Consideration. Stein Mart during the Post Continuation Period will pay the following to Stovall (the “Additional Consideration”):

a. Continue Stovall’s medical, dental, life, accident and disability insurance during the Post-Termination Period, all calculated as though Stovall had been terminated “without cause” pursuant to Section 5(b) of the EA.

b. Continue the current monthly telephone and automobile allowance being provided through the Post Termination Period.

c. Provided, however, that amount of Additional Consideration which would have been paid during the Deferral Period, to comply with Treasury Regulation § 1.409A-3(i)(2) shall accrue that and such amount together without interest shall be paid to Stovall on April 1, 2012. Thereafter, Stein Mart will continue to pay Stovall the Additional Consideration in monthly installments via direct deposits during the remainder of the Post Termination Period.

6. Withholding. Stein Mart shall be entitled to withhold from amounts to be paid to Stovall hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the Salary Continuation hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Internal Revenue Code (“Code”) Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, Stein Mart may provide for an immediate payment of the amount needed to pay Stovall’s portion of such tax (plus taxes thereon) and the Salary Continuation shall be reduced accordingly.

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7. Additional Section 409A Provisions.

a. If any payment or the provision of any benefit required under the terms of this Agreement would jeopardize the ability of Stein Mart to continue as a going concern, Stein Mart shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of Stein Mart to continue as a going concern.

b. If any payment or benefit due pursuant to this Agreement would violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the payment or the provision of the benefit shall be delayed under the earliest date on which making such payment or providing such benefit would not violate such law.

c. Stein Mart and Stovall intend the terms of this Agreement to be in compliance with Code Section 409A. Stein Mart does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A.

d. Stovall acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, Stovall must make a reasonable, good faith effort to collect any payment or benefit to which Stovall believes Stovall is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

8. Fiscal Year 2011 Bonus Payment. Stovall shall not be eligible to receive any Earned Bonus for Fiscal Year 2011. Stovall waives any claim for such bonus payment.

9. Compensation for Vacation or Leave Time. The compensation provided hereunder includes pay for accrued, but unused vacation time. As a result, Stovall shall receive no separate compensation for vacation and/or leave time, and Stovall waives any claim for compensation therefore.

10. No Claim for Wages or Compensation. Stovall acknowledges that through the Effective Date he has received all wages, salary or other compensation which he is due or to which he believes he may be entitled. Stovall waives any claim for wages, salary or other compensation earned or accrued through the Effective Date.

11. Pension, Retirement, Deferred Compensation and Other Benefits. Stovall is not a participant in or beneficiary of any defined benefit pension or retirement plan. Stovall participated in Stein Mart’s 401(k) plan. Stovall shall be entitled to

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exercise rights under Stein Mart’s 401(k) plan available to him as a separating employee. Stovall does not waive any compensation or benefits available to him under the Executive Deferred Compensation Plan which shall be payable to him according to its terms. Stovall’s spouse shall be covered under Stein Mart’s retiree health plan until age 65 or becomes eligible for Medicare, whichever first occurs. Stein Mart will maintain Stovall’s participation in the Executive Split-Dollar Plan.

12. No Claim for Disability or Workers’ Compensation Benefits. Stovall represents that he is not currently experiencing any condition, injury or illness for which he has, or in his reasonable opinion could or should seek short or long-term disability benefits. Stovall acknowledges that as of the Effective Date he has not filed any claim for short or long-term disability benefits. Stovall represents that he has not suffered or experienced any illness or injury in connection with his employment with Stein Mart for which he has or could, in his reasonable opinion, seek workers’ compensation benefits. Stovall acknowledges that as of the Effective Date he has not filed any claim for workers’ compensation benefits. This Agreement does not require Stovall to waive any claim for workers’ compensation benefits.

13. Stock Options.

a. Previously Exercised. Stovall has been granted stock options under the 2001 Stein Mart, Inc. Omnibus Plan. Stovall has previously exercised 800,000 stock options. Stovall acknowledges and agrees he voluntarily exercised all options exercised to date. Stovall further acknowledges and agrees that he received fair and adequate disclosure about Stein Mart, including financial information, prior to deciding to exercise his options and received fair and adequate compensation from such exercise. Stovall waives and will not make any claim for damages relating to his prior exercise of these options at any time prior to the execution of this Agreement.

b. Unvested. Stovall has 400,000 current options that have not vested and have not been exercised. Pursuant to the 2001 Stein Mart, Inc. Omnibus Plan Stovall may exercise his vested remaining options, if any, on or before December 17, 2011. Such exercise, if any, shall comply with the terms of the 2001 Stein Mart, Inc. Omnibus Plan. All other options and performance shares, except those outlined in Section 14 below which would otherwise vest after September 16, 2011 are forfeited as being non-vested. Stovall shall forfeit the 400,000 unvested stock options which would otherwise have vested December 5, 2012 and shall receive no compensation for the same.

14. Outstanding Performance and Restricted Shares. As Stovall’s termination of employment is a retirement, Stovall shall receive the following shares of Stein Mart’s common stock (“Shares”):

a. Under the 2010 Incentive Compensation Plans, with respect to the earned Performance Shares issued thereunder, Stovall shall receive 41,586 Shares of on March 17, 2012; and

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b. Under the 2011 Incentive Compensation Plans, with respect to the earned Restricted Shares issued thereunder, Stovall shall receive 12,794 Shares on March 17, 2012.

Stein Mart will withhold Shares to pay all applicable withholding taxes on the payment of the Shares, provided, however that Stovall makes the appropriate elections to do so with Fidelity Investments.

15. Representations and Warranties. As a material part of this Separation Agreement, and subject to penalties for breach as specified in paragraph 17 herein, Stovall represents and warrants:

a. Stovall has not received notice of a pending charge, complaint or case filed against him by any administrative, regulatory, investigative or governmental agency or body relating to his conduct as an employee or officer of Stein Mart.

b. Stovall has not filed any charge or complaint against Stein Mart with any administrative, regulatory, investigative or governmental agency or body.

c. Stovall does not know and is not aware of any violation of local, state or federal rule, ordinance, statute, regulation or law by Stein Mart.

d. Stovall is not aware of any activity, practice or policy of Stein Mart that he reasonably believes involve mail fraud, wire fraud or securities fraud, or violate any rule or regulation of the Securities and Exchange Commission or any provisions of Federal law relating to fraud against shareholders.

e. Except for those matters that reasonably arose within the exercise of his duties, Stovall has not made any binding obligation to any person on behalf of Stein Mart that has not been disclosed in writing to the Chief Financial Officer, Executive Vice-President of Operations or General Counsel of Stein Mart.

f. Stovall has not knowingly engaged in any activity that would reasonably be construed as acting outside the scope of his employment with Stein Mart.

g. All information disclosed by Stovall or known by him to have been disclosed by others to attorneys for Stein Mart in connection with any pending litigation or investigation is, to the best of his knowledge, correct, truthful and has been provided to Stein Mart.

h. Stovall does not know and is not aware of any violation of a generally accepted accounting principle committed by Stein Mart.

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i. Stovall is not aware of any complaint, case or charge filed against a customer, manufacturer or vendor of Stein Mart in which Stein Mart is named, or reasonably could be named, as an interested or involved party.

j. Stovall has disclosed to the Chief Financial Officer, Executive Vice President – Chief Administrative Officer or General Counsel all issues that Stovall reasonably anticipates could have a material impact on Stein Mart’s stock price. For purposes of this paragraph Stovall will be held to a standard of care consistent with his position of Chief Executive Officer of a publicly traded company, as compared to other professionals holding or having similar professional backgrounds as Stovall.

k. The representations and warranties are true and correct as of the date Stovall signs this Agreement.

16. Continuing Duty as to Representations and Warranties. During the Salary Continuation Period Stovall has an affirmative obligation and duty to notify the General Counsel of Stein Mart in writing of any change or event that would alter or cause to be untrue or incomplete the Representation and Warranties specified in paragraph 16. Written notice shall be provided within three days of the event or knowledge giving rise to the notice required to be given.

17. Breach of Representations and Warranties. If Stein Mart claims a breach of any Representation or Warranty such claim must: (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. During any period of contest the Salary Continuation and Additional Consideration payment will be escrowed with a mutually acceptable escrow agent. If there is a material breach of any Representation and Warranty contained in this Agreement the Salary Continuation and Additional Compensation shall terminate. Additionally, Stovall will repay to Stein Mart an amount equal to the Salary Continuation previously paid to him.

18. Duty to Cooperate. From the Effective Date and until all payments due Stovall under this Agreement are paid Stovall has an affirmative duty to cooperate with Stein Mart and will be available for consultation on all business related matters, including but not limited to matters currently in litigation or subject to administrative or regulatory investigation or involving matters that arose during his employment with Stein Mart, all charges or litigation pending at the Effective Date or subsequently filed but based on events occurring prior to the Effective Date, or other matters (not limited to litigation) that fell within the purview of Stovall acting as Stein Mart’s CEO. Stein Mart shall make requests for Stovall’s cooperation in “good faith.” Stovall will respond promptly to such requests when made. Requests for cooperation will be made to Stovall by the General Counsel, CEO or Executive Vice President of Operations or designees of each. If Stovall is required to spend more than 40 hours in any month on activities under this Section 18, Stein Mart will pay Stovall for his services at the rate of $500 per hour for such additional time. Stovall’s duty to cooperate is a material term of this Agreement. If Stein Mart claims a breach of this Duty to Cooperate, such claim

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must : (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. During any period of contest the Salary Continuation and Additional Consideration payments will be escrowed with a mutually acceptable escrow agent. If Stovall is found to have breached his Duty to Cooperate the Salary Continuation and Additional Consideration shall terminate.

19. Duty to Testify or Participate. From the Effective Date and until all payments due Stovall under this Agreement are paid Stovall has an affirmative duty to cooperate or truthfully testify as the request or obligation may arise. Stovall’s duty to testify or participate is a material term of this Agreement. If Stovall is required to spend more than 40 hours in any month on activities under this Section 19, Stein Mart will pay Stovall for his services at the rate of $500 per hour for such additional time. If Stein Mart claims a breach of this Duty to Testify or Participate, such claim must: (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. During any period of contest the Salary Continuation and Additional Consideration payments will be escrowed with a mutually acceptable escrow agent. If Stovall is found to have breached his Duty to Testify or Participate the Salary Continuation and Additional Consideration shall terminate.

20. Reimbursement of Expenses. Stovall acknowledges and agrees that as of the Effective Date he has submitted all expenses incurred prior to the Effective Date and is not owed reimbursement for any expense. Thereafter, and continuing until all payments required by this Agreement are paid, Stein Mart will reimburse Stovall for reasonable expenses, if any, provided such expenses are (a) approved in advance by the CEO of Stein Mart or his designee; and (b) are submitted to the Executive Vice President of Operations for reimbursement within thirty (30) days of the expenditure.

21. Non-Competition Agreement. The provisions of Section 6 of the EA, relating to non-competition, are specifically incorporated into this Agreement as if originally written herein, except as specifically modified below. The Restricted Period, No Recruit Period and any other periods of noncompetition under Section 6 of the EA shall cease to apply two years after the Effective Date. Stovall acknowledges the reasonableness of these temporal restrictions against him and the legitimate business interests Stein Mart is protecting. Notwithstanding, and for purposes of Section 6(d) of the EA, the definition of “Competing Business” contained in section 6(d) of the EA shall be amended and revised to read, “‘Competing Business’ means those entities or organizations listed on the attached Schedule A. This definition of “Competing Business” shall apply only to the non-competition provisions of section 6(d) of the EA. All other uses of “Competing Business,” if any, used in the EA shall remain as defined in section 2 of the EA. Stovall may engage in gainful employment without any reduction or offset of the Salary Continuation or the Additional Consideration provided such employment does not violate section 6 of the EA or this Agreement.

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22. Confidentiality of Stein Mart Information. In addition to the provisions of Section 6 of the EA specifically incorporated herein, Stovall agrees that:

a. Stovall shall not, directly or indirectly, use or divulge to any third party any of Stein Mart’s confidential information or materials disclosed or made available to Stovall by reason of his employment with Stein Mart and not generally known to the industry in which Stein Mart is engaged (collectively, “Confidential Information”). The Confidential Information includes, without limitation, trade secrets and other information related to Stein Mart’s practices in accounting, marketing, advertising, promotion, merchandising, selling and distributing, customers and customer lists, financial information, and research.

b. All of the Confidential Information is a valuable asset of Stein Mart and is, will be and shall, at all times, remain the sole and exclusive property of Stein Mart.

c. Stovall shall, at all times, hold the Confidential Information secret and shall not disclose or comment to, or use for the benefit of, any person or entity.

d. As of the Effective Date Stovall shall deliver or cause to be delivered to Stein Mart all of the Confidential Information in his possession or control (included but not limited to that stored on a personal computer), as well as all other property furnished to or acquired by him as a result of, or during the course of, Stovall’s employment with Stein Mart, including but not limited to any computer equipment, telephone, gas or credit card, access cards or keys. All property shall be in the same condition as it was received by Stovall normal wear and tear excepted. Notwithstanding this provision, and pursuant to Section 5(b) Stovall is not required to return the personal automobile currently being utilized by Stovall.

23. Waiver of Claims Under the Age Discrimination in Employment Act. In addition to the other provisions in this Agreement, Stovall acknowledges that the information in the following paragraphs is included for the express purpose of complying with the Older Workers’ Benefits Protection Act, 29 U.S. C. §626(f):

a. Stovall is over 40 years of age as of the Effective Date. Stovall realizes there are many laws and regulations prohibiting employment discrimination or otherwise regulating employment or claims related to employment pursuant to which he may have rights or claims, including the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Stovall hereby waives and releases any rights or claims he may have under the ADEA.

b. By signing this Agreement, Stovall states that he is receiving compensation and severance benefits to which he was not otherwise entitled. Stovall hereby waives and releases all claims against Stein Mart that Stovall may have based on his age. Stovall is not waiving any claim or action under the ADEA based upon rights or claims that may arise after the date Stovall signs this Agreement.

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c. Stovall is being given the consideration and benefits specified herein in exchange for the release and waiver of all claims that he is agreeing to herein. This consideration is in addition to anything of value to which Stovall is already entitled. Stovall is receiving this consideration without having to perform services of an equal value.

d. Stovall has been informed in writing that he could consult with an attorney before signing this Agreement. Stovall acknowledges that he was given the opportunity to consider this Agreement for twenty-one days before signing it, and, if he signs it, to revoke it for a period of seven days thereafter. Regardless of when Stovall signed this Agreement, he acknowledges that his seven-day period will not be waived. No payments will be made to him until after the seven-day revocation period expires.

24. Waiver and Release (Stovall to Stein Mart). Except for breaches of this Agreement, Stovall hereby releases and forever discharges Stein Mart of any and all claims, demands and causes of action of any nature whatsoever arising out of or in any way related to his employment or separation from employment with Stein Mart, including, without limitation, claims for alleged discrimination or wrongful discharge based on (a) Title VII of the Civil Rights Act of 1964, as amended, (b) the Civil Rights Act of 1991, (c) 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988, (d) the Family and Medical Leave Act of 1993, (e) the Americans with Disabilities Act of 1990, (f) the Fair Labor Standards Act of 1938, as amended; (g) the Florida Whistleblower Act; (h) the Employee Retirement Income Security Act of 1974, as amended, (i) the Sarbanes-Oxley Act of 2001, (j) the Florida Uniform Trade Secrets Act or (k) any other federal, state or local statute, ordinance or common law legal theory, or any claim for damages. Stovall acknowledges and understands that this release is intended to be complete, exhaustive and to be construed in the broadest terms. Nothing in the above Release by Stovall nor any other provision of this Agreement is intended to release or waive any rights that Stovall has under any benefit plan of Stein Mart or Stovall’s rights to indemnification or advancement of expenses at any time under Section 3 or Section 25 of this Agreement, Stein Mart bylaws or charter, Directors and Officers insurance policies, ERISA fiduciary insurance, or other applicable insurance policies, or by operation of law.

25. Waiver and Release (Stein Mart to Stovall). Except for breaches of this Agreement, Stein Mart hereby releases and forever discharges Stovall of any and all claims, demands and causes of action of any nature whatsoever arising out of or in any way related to Stovall’s employment relationship with Stein Mart, or Stovall’s separation from employment with Stein Mart, or any other transactions, occurrences, losses, damages or injuries, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Stovall relating to Stovall’s employment with Stein Mart, whether based on contract, tort, common law, or statute. Stein Mart acknowledges and understands that this release is intended to be complete, exhaustive and to be construed in the broadest terms. Stein Mart agrees to maintain coverage for Stovall under its directors and officers insurance and to provide indemnification to Stovall under the Director’s and Officer’s Indemnification Agreement and its bylaws to the maximum extent permissible under law.

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26. Non Disparagement. Stein Mart and Stovall agree that neither will make nor publicize any statements that are in any way disparaging or negative toward each other or Stein Mart’s services, products, officers, employees or representatives. The type of disparaging comments contemplated includes, but is not limited to, any remark which may cause or tend to cause an adverse impact on the reputation or character of Stein Mart or Stovall or cause a reasonable person in the community to negatively alter or change his or her opinion of Stein Mart or Stovall. Stovall’s duty not to disparage is a material term of this Agreement and extends by him toward Stein Mart’s officers, directors, employees, shareholders, directors, managers, assigns and shareholders. If Stein Mart claims a breach of this Duty of Non-Disparagement, such claim must : (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. If Stovall claims a breach of this Duty of Non-Disparagement, such claim must : (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. If Stovall or Stein Mart are found to have breached the Duty of Non-Disparagement each will pay to the other the sum of $5,000.00 per occurrence.

27. Subordination. Any payment obligations incurred by Stein Mart under this Agreement shall be subordinate to all borrowings of Stein Mart.

28. Confidentiality. Except as required by law or Stein Mart’s business necessity, the parties agree not to disclose or publicize the terms of this Agreement to anyone other than their respective attorneys, financial advisors, tax advisors, accountants, or in the case of Stovall, his immediate family. Stovall’s and Stein Mart’s duty of confidentiality is a material term of this Agreement. If Stein Mart or Stovall claims a breach of this confidentiality provision, such claim must : (i) be made in “good faith;” (ii) be material; (iii) be in writing detailing in specifics the nature of the alleged breach; and (iv) if practicable or if a cure is possible provide a reasonable period to cure. During any period of contest of a claimed breach by Stovall, the Salary Continuation and Additional Consideration will be escrowed with a mutually acceptable escrow agent. If Stovall is found to have breached this Confidentiality provision the Salary Continuation and Additional Consideration shall terminate. Additionally, Stovall will repay to Stein Mart an amount equal to the Salary Continuation previously paid to him.

29. Equitable Remedies. Stovall and Stein Mart agree that it is not possible to measure in money the damages which will accrue to Stein Mart if Stovall breaches or threatens breach of any of the covenants, agreements, or obligations set forth in this Agreement. Accordingly, if any action or proceeding is commenced to enforce any of the provisions contained in this Agreement, Stovall and Stein Mart hereby waive the claim or defense thereto that there is an adequate remedy at law or that there has not been irreparable damage by such breach or threatened breach.

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30. Notices. All notices, demands, communications required or preferred to be given in connection with this Agreement shall be in writing and shall be sent as follows:

If to Stovall, then to:	If to Stein Mart, then to:
David H. Stovall, Jr. 128 Teal Pointe Lane Ponte Vedra Beach, FL 32082	Mitchell W. Legler, Esq. 1431 Riverplace Blvd., Suite 910 Jacksonville, Florida 32207

or to such other person at such location as either party subsequently designates in writing to the other.

31. Governing Law. This Agreement shall be interpreted and governed by the laws of the State of Florida, without regard to its conflicts of law principles. Venue for any action shall be in the state or federal courts in and for Duval County, Florida. Without limitation, the provisions of Section 7(h) of the EA (relating in part to the waiver of jury trial) are incorporated herein.

32. Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired. Further, any provision found to be invalid, illegal or unenforceable shall be deemed, without further action on the part of the parties hereto, to be modified, amended and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable.

33. Representation by Counsel and Payment of Attorneys Fees. Stein Mart and Stovall were each represented by competent counsel of their respective choice or had the opportunity to be represented in negotiation and execution of this Agreement. Each relied, or had the opportunity to rely, on counsel’s advice in entering into this Agreement.

34. Entire Agreement. Except as specifically provided herein, this Agreement supersedes all prior written and verbal promises and agreements which may exist between Stein Mart and Stovall. This Agreement constitutes the entire agreement between the parties relating to the cessation of Stovall’s employment and this Agreement may be amended, modified or superseded only by a written agreement signed by both parties. No oral statements by Stovall or by any employee of Stein Mart shall modify or otherwise affect the terms and provisions of this Agreement.

35. No Admission of Liability. Stein Mart denies that it is motivated by any improper purpose in executing this Agreement, or that it has taken any improper action against Stovall in violation of any federal, state, local or common law principle. The parties further agree that this Agreement shall not be admissible in any proceeding as evidence of any improper motive or conduct by Stovall or Stein Mart.

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36. Binding Effect. This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors, subsidiaries, affiliates and assigns of Stein Mart and Stovall.

37. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

BEFORE SIGNING THIS AGREEMENT, STOVALL ACKNOWLEDGES THE FOLLOWING:

I HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT;

I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT MY OWN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

The parties hereto have executed this Agreement as of the date set forth above.

STEIN MART, INC., a Florida corporation

/s/ David H. Stovall, Jr.
David H. Stovall, Jr.		By:	/s/ Jay Stein
Jay Stein
		Its:	Chairman of the Board & CEO

Dated:	October 7, 2011
		Dated:	October 10, 2011

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Composit Exhibit A

DAVID H. STOVALL, JR.

AGREEMENT

WITH

STEIN MART, INC.

This Agreement (this “Agreement”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and David H. Stovall, Jr. (“Executive”), is made as of December 2, 2008 (the “Effective Date”).

In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

SECTION 1. TERM OF EMPLOYMENT

(a) Term. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a period of three (3) year(s) beginning on the Effective Date (the “Term”). The Term will be extended for successive one-year periods starting on the third anniversary of the Effective Date and on each subsequent anniversary date, unless Executive or the Company cancels the automatic extension by providing written notice to the other at least 120 days prior to the anniversary date.

SECTION 2. DEFINITIONS

“Board of Directors” means the Board of Directors of Stein Mart, Inc. and any of its divisions, affiliates or subsidiaries.

“Cause” means the occurrence of any one or more of the following:

(a) Executive has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud crimes against property or person, or moral turpitude which negatively impacts the Company; or

(b) Executive intentionally furnishes materially false, misleading, or omissive information to the Company or persons to whom the Executive reports; or

(c) Executive intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; or

(d) Executive intentionally and wrongfully damages material assets of the Company; or

(e) Executive intentionally and wrongfully discloses material Confidential Information of the Company; or

(f) Executive intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; or

(g) Executive intentionally and materially breaches any written material employment policy or any material provision of the Company’s Ethics Policy, which breach is not remedied by Executive within the Executive Cure Period;

(h) Executive intentionally commits a material breach of this Agreement, which breach is not remedied by Executive within the Executive Cure Period; or

(i) Executive intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of the Company, provided, however, that such acts or omissions are not cured within the Executive Cure Period.

No act, or failure to act, on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of the Company. Notwithstanding the foregoing, whether or not “intentional,” any action or failure to act which the Company believes not in its best interests shall be cured during the Executive Cure Period. Failure to meet performance standards or objectives shall not constitute Cause for purposes hereof.

“Change in Control” means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the board of directors consists of individuals who are not Continuing Directors (for this purpose, a Continuing Director is an individual who (i) was a director of the Company on July 1, 2008 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors).

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

“Company Cure Period” means a period of fifteen (15) days following receipt of written notice from the Executive that the specified act or omission, if not cured within such fifteen (15) day period would constitute “Good Reason” under this Agreement for the Executive’s termination,

“Compensation Committee” means the Company’s Compensation Committee or, if no such committee exists, the term Compensation Committee shall mean the Board of Directors.

“Competing Business” means any business which (a) at the time of determination, is substantially similar to the whole or a substantial part of the business conducted by the Company or any of its divisions or affiliates; (b) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, if such store or any such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Company, or any of its divisions or affiliates, is operating a store or stores which, during their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000; and (c) had aggregate net sales at all locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Executive first rendered personal services thereto, in excess of $25,000,000.

“Executive Cure Period” shall mean the following period after receipt by Executive of notice that a specified act or omission by the Executive will, if not cured within the Executive Cure Period, constitute “Cause” under this Agreement: such time as would be required for a reasonable person to cure such act or omission, but in no event more than fifteen (15) business days.

“Good Reason” means the occurrence of any one or more of the following which is not cured by the Company within the Company Cure Period:

(a)	a material failure to pay to Executive compensation and benefits (as described in Section 4) that have been earned, if any, by Executive; or

(b)	a material reduction in Executive’s compensation or benefits (as described in Section 4) which is materially more adverse to the Executive than similar reductions applicable to other executives of a similar level of status within the Company as Executive; or

(c)	the assignment to Executive of duties which results in a material diminution in such position, authority, duties or responsibilities and which could reasonably be believed to be demeaning, excluding any isolated and inadvertent action not taken in bad faith and which is remedied within the Company Cure Period; or

(d)	any failure by the Company to comply with any of the material provisions of this Agreement; or

(e)	any requirement that Executive perform duties that, in the good faith professional judgment of Executive, after consultation with the Board of Directors, are inconsistent with ethical or lawful business practices; or

(f)	Executive’s being required to relocate to a principal place of employment more than one-hundred (100) miles from his current principal place of employment in Jacksonville, Florida during the Term unless the Company shall pay all reasonable costs and expenses related thereto; or

(g)	a Change in Control has occurred and Executive gives written notice of termination for Good Reason under this clause within sixty (60) days following the Change of Control.

“Termination Date” means the date of Executive’s termination of employment, or if the Executive continues to provide services to Stein Mart, Inc. or its 409A affiliates following his termination of employment, such later date as is considered a separation from service from Stein Mart, Inc. and its 409A affiliates within the meaning of Code Section 409A. For purposes of this Agreement, the Executive’s “termination of employment” shall be presumed to occur when Stein Mart, Inc. and the Executive reasonably anticipate that no further services will be performed by the Executive for Stein Mart, Inc. and its 409A affiliates or that the level of bona fide services the Executive will perform as an employee of Stein Mart, Inc. and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for Stein Mart, Inc. and its 409A affiliates over the immediately preceding

36-month period (or such lesser period of services). Whether the Executive has experienced a termination of employment shall be determined by Stein Mart, Inc. in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the essential functions of his position of employment or any substantially similar position of employment with or without a reasonable accommodation (hereinafter referred to as the “Disability” of Executive), as determined by the Company’s board of directors in its good faith discretion, the leave may be extended by Stein Mart, Inc. for up to 29 months without causing a termination of employment. For purposes hereof, the term “409A affiliate” means each entity that is required to be included in Stein Mart, Inc.’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with Stein Mart, Inc. within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

(a) Title. Executive shall be the Chief Executive Officer of the Company.

(b) Powers and Responsibilities.

(i)	Executive shall use Executive’s best efforts to faithfully perform the duties of his employment and shall perform such duties as are usually performed by a person serving in Executive’s position with a business similar in size and scope as the Company and such other additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company’s operations, taking into account officer’s expertise and job responsibilities. Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company. Executive shall serve on such boards and in such offices of the Company or its subsidiaries as the Board of Directors reasonably requests.

(ii)	Executive, as a condition to his employment under this Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(i) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party. During the Term Executive shall not enter into any agreement that would preclude, hinder or impair his ability to fulfill responsibilities described in Section 3(b)(i) specifically or this Agreement generally.

SECTION 4. COMPENSATION AND BENEFITS

(a) Annual Base Salary. Executive’s base salary shall be $826,000 per year (“Annual Base Salary”), which amount may be periodically reviewed and increased or left unchanged at the discretion of the Compensation Committee. The Annual Base Salary shall be payable in accordance with the Company’s standard payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

(b) Earned Bonus. Executive shall be eligible to receive an earned bonus up to 100% of the Annual Base Salary (the “Earned Bonus”), subject to the Compensation Committee guidelines and the Company’s goals. Such bonus (if any), shall be payable within two (2) months of the end of the fiscal for which it applies. Nothing in this Section 4(b) guarantees that any Earned Bonus will be paid. Moreover, where a bonus depends on performance for a particular period (the “Calculation Period”) and the Executive’s employment is terminated (whether with or without Cause or Good Reason) prior to the end of the Calculation Period, then (i) the amount of any Earned Bonus shall be calculated at the Company’s election by either (x) annualizing the performance for the Calculation Period which has already expired over the entire Calculation Period, or (y) by waiting until the end of the Calculation Period to determine if the performance criteria have been met, and (ii) the Earned Bonus shall equal that pro-rata portion (equal to the percent of the Calculation Period during which Executive was employed) of the bonus which would have been earned had the Executive’s employment not been terminated.

(c) Employee Benefit Plans. Executive shall be entitled to receive the benefits described in Schedule A attached hereto, if and for as long as the Company sponsors such plans and such plans remain in effect for other executives with the same level of status as Executive.

(d) Stock Options. The Board of Directors, in its discretion, may grant rights to Executive under the Stein Mart, Inc. Omnibus Plan (the “Option Plan”) on terms set by the Board of Directors. Contemporaneously herewith, the Company has granted the Executive one million (1,000,000) stock options under the Option Plan and the Company will grant the Executive two hundred thousand (200,000) stock options under the Option Plan in January 2009.

(e) Deferred Compensation. Executive will participate in the Stein Mart Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Company reserves the right to alter, modify, revise or eliminate the Deferred Compensation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(f) Vacation, Holidays and Salary Continuation. Executive shall receive a total of 27 days of paid vacation, or holidays on a pro rata basis during any 365 day period of the Term pro rata. The amount may be adjusted in accordance with the Company’s standard policy or as directed by the Board of Directors. Any vacation or holiday leave time not used during any 365 day period of the Term will not carry forward to the next 365 period and will be forfeited. Executive will also participate in the Company’s Management Salary Continuation Plan as in effect from time to time. The Company reserves the right to alter, modify, revise or eliminate the Management Salary Continuation Plan provided that any such change to the terms will apply to Executive and similarly situated participants.

(g) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements as in effect from time to time.

(h) Indemnification. With respect to Executive’s acts or failures to act during his employment in his capacity as an officer, employee or agent of the Company, Executive shall be entitled to indemnification from the Company, and to liability insurance coverage (if any), on the same basis as other officers of the Company. Executive shall be indemnified by Company, and Company shall pay all of Executive’s related costs, charges and expenses, including without limitation reasonable attorneys’ fees, when and as incurred, all to the full extent permitted by law. Subject to applicable law, the Company reserves the right to discontinue indemnification in the event the Company determines that the Executive has materially breached this Agreement or the Executive has or intends to advance a business or legal position contrary to the Company’s interests. Notwithstanding the foregoing:

(1) Executive shall not be entitled to any indemnification if a judgment or other final adjudication establishes that any act or omission of Executive was material to the cause of action so adjudicated and that such act or omission constituted: (i) a criminal violation, unless Executive had reasonable cause to believe that Executive’s conduct was lawful or had no reasonable cause to believe that such conduct was unlawful, (ii) a transaction from which Executive derived an improper personal benefit, or (iii) willful misconduct or a conscious disregard for the best interests of the Company; and

(2) Executive agrees to give the Company prompt written notice of any third party claim (a “Claim”); provided, however, that such notice shall not be a condition to the Company’s indemnity obligations hereunder unless the Company is materially and adversely affected by the Executive’s failure or delay in giving such notice. If the Company has reconfirmed, in writing and in a timely manner, its obligations to indemnify the Executive for a particular Claim, then the Executive will allow the Company to control the defense of such Claim as long as the Company acts promptly and reasonably. The Executive will reasonably cooperate with the Company in the defense of such claim. Any settlement by the Company must be approved by the Executive, with such approval not to be unreasonably withheld if the Executive receives a complete release of any such Claim. Notwithstanding anything herein stated, if in the Executive’s reasonable judgment, the interests of the parties conflict, the Executive may select, at the Company’s expense, Executive’s own counsel as long as the Executive provides the Company notice of such selection within ten (10) business days after receiving service of a summons and complaint. Further, notwithstanding anything herein stated, the Executive shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct and either party obtains a written legal opinion to such effect, then the reasonable expense of separate counsel for the Executive shall be paid by the Company.

(i) Automobile Allowance. The Company will pay Executive $1,100 per month (paid quarterly) which shall be used for the lease, purchase, maintenance and/or operation of a vehicle that Executive is to use for business travel or may use for personal travel. Executive shall be solely responsible for any taxes associated with the automobile allowance afforded to him.

(j) Other Perquisites. The Company will provide Executive with such other perquisites as may be made generally available to the highest level of senior executives of the Company.

(k) Relocation Assistance. The Company will pay Executive a one-time payment of $150,000 on 1/2/09 to assist the Executive with the relocation of Executive, his family and his principal residence from Charlotte, North Carolina to Jacksonville, Florida. While the Executive maintains a residence in Charlotte, North Carolina, but not to exceed one hundred and fifty (150) days from the Effective Date, the Company, at the Company’s expense, shall provide Executive with a furnished apartment in Jacksonville, Florida located in “The Strand” complex at 1401 Riverplace Boulevard, #1608, Jacksonville, Florida, for the Executive’s exclusive use. In addition, the Company will reimburse the Executive for reasonable commercial transportation expenses incurred traveling between Charlotte, NC and Jacksonville, FL for a period of ninety (90) days from the Effective Date. Except as expressly set forth in this Section 5(k), the Executive shall not be entitled to reimbursement for moving or relocation expenses

(l) Payment Obligations All amounts payable by the Company shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Agreement, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments required to be made under this Agreement.

SECTION 5. TERMINATION OF EMPLOYMENT

(a) General. The Board of Directors shall have the right to terminate Executive’s employment and this Agreement at any time with or without Cause upon fifteen (15) days written notice to Executive, and Executive shall have the right to terminate his employment and this Agreement at any time with or without Good Reason, upon fifteen (15) days written notice to the Company; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement. The Board of Directors may delegate its powers to terminate the Executive to the persons to whom the Executive reports and the Board of Directors shall have the right to relieve the Executive of his duties prior to the expiration of the fifteen (15) day notice term provided above although the Agreement shall not be deemed terminated until the expiration of such period.

(b) Termination by Board of Directors without Cause or by Executive for Good Reason. If (i) the Board of Directors terminates Executive’s employment without Cause, or (ii) the Executive resigns for Good Reason, then in either of those circumstances, the Company’s only obligation to Executive under this Agreement shall be to pay Executive (or his estate) his earned but unpaid base salary and Earned Bonus, if any, up to the date of his termination of employment, plus 100% of his current total Annual Base Salary as specified in Section 4(a) (subject to such withholdings as required by law) payable in twelve (12) equal monthly installments, the first six (6) of which shall be delayed and shall be paid, with interest, on the first day of the seventh month after the Termination Date, with the remaining six (6) payments made on a monthly basis thereafter. Interest shall be calculated based on the Prime interest rate published in the Wall Street Journal on the Termination Date (the one year period following the Termination Date is called the “Post Termination Payment Period”). During the Post Termination Payment Period, the Executive shall also continue to receive, at the Company’s cost, medical, dental, life and accident and disability insurance with coverage consistent with the lesser of (i) the coverage in effect at Executive’s termination, or (ii) the coverage in effect from time to time as applied to persons in positions similar to the position held by Executive at the time of termination; provided that if the taxable value of the continued life and accident and disability coverage to Executive during the first six (6) months following the Termination Date exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination, then the Executive shall pay the premiums in excess of such limit for such coverage during such six (6)-month period and after the end of such six (6)-month period, the Company shall reimburse the Executive for the amount of the premiums paid by the Executive, without interest thereon.

(c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, the Company’s only obligation to Executive under this Agreement shall be to pay to Executive (or his estate) his earned but unpaid Annual Base Salary, and Earned Bonus, if any, up to the date of his termination of employment. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date of termination of employment.

(d) Termination Due to the Death or Disability of Executive. The Executive’s employment hereunder shall be terminated automatically upon the death or Disability of the Executive. Upon such an event,

(1) the Company shall pay to Executive (or his estate) as soon as reasonably practical thereafter his earned but unpaid base salary and Earned Bonus, if any, through such date as is the end of the calendar month during which such termination occurred;

(2) all of the Executive’s interests in the Company’s annual and long-term incentive plans, including, but not limited to, the Executive’s interests in the incentive compensation plans established pursuant to Section 4 above, will automatically 100% vest, and the Executive (or his estate) will be entitled to the immediate settlement of the Executive’s interests under the terms of such plans; provided, however, that this clause shall be effective only to the extent the provisions of such plans do not otherwise address vesting and time for settlement of interests in the event of death or disability under such plans; and

(3) the Company will fully cooperate with the Executive (or his family) to assure that COBRA coverage shall be available to the maximum extent allowed by applicable COBRA rules and regulations.

(e) Relinquishment of Corporate Positions. Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of the Termination Date.

(f) Limitation. Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under this Agreement and any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section I.A.1.a)(1)(a)(i) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

SECTION 6. COVENANTS BY EXECUTIVE

(a) Company Property. Upon the termination of Executive’s employment for any reason, Executive shall promptly return all Company Property which had been entrusted or made available to Executive by the Company. “Property” means all records, files, memoranda, communication, reports, price lists, plans for current or prospective business operations, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the

Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, processes, intellectual property, inventions and the like conceived, made, developed or acquired by Executive individually or with others during Executive’s employment which relate to the Company or its products or services or operations. Concurrent with this Agreement Executive agrees to execute an agreement governing and protecting the Company’s intellectual property, a copy of which is attached as Exhibit B.

(b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired during the term of Executive’s employment by the Company for so long as such information remains a Trade Secret. “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of reasonable efforts by the Company to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company which are in addition to, not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information. During the Term and continuing thereafter indefinitely, Executive shall hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company without the prior written consent of the Board of Directors unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, advertising campaigns, information regarding customers or suppliers, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans and the terms and conditions of this Agreement that has not become generally available to the public.

(d) Non-Competition. Executive recognizes that his duties will entail the receipt of Trade Secrets and Confidential Information as defined in this Section 6. Those Trade Secrets and Confidential Information have been developed by the Company at substantial cost and constitute valuable and unique property of the Company. Accordingly, the Executive acknowledges that protection of Trade Secrets and Confidential Information is a legitimate business interest. Executive agrees not to compete with the Company during the Term and for a reasonable and limited period thereafter. Therefore, during the Term and for a period of two years thereafter, the Executive shall not have an investment of $100,000.00 or more in a Competing Business and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof. Notwithstanding the above, Executive shall be entitled to retain ownership in all stock for Belk, Inc. which he owns as of the date of execution of this Agreement, and in any future shares of Belk, Inc. or any successor company, to which he may be entitled as a result of merger, acquisition, stock split or reinvested dividends. If the Executive shall breach the covenants contained in this Non-Competition provision, then the Company shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in irreparable harm to the Company. The provisions of this subsection (d) shall not be applicable to Executive if Executive is terminated from employment without Cause or the Executive resigns from employment for Good Reason.

(e) Specific Performance; Independence of Covenants. The Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(f) Non-Solicitation. During the Term and for a period of two years hereafter (such period is referred to as the “No Recruit Period”), the Executive will not solicit, either directly or indirectly, any person that he knows or should reasonably know to be an employee of the Company, whether any such employees are now or hereafter through the No Recruit Period so employed or engaged to terminate their employment with the Company. The foregoing is not intended to limit any legal rights or remedies that any employee of the Company may have under common law with regard to any interference by Executive at any time with the contractual relationship the Company may have with any of its employees.

(g) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates (the “Restricted Period”) and that such obligations are reasonable, fair and equitable in scope. The terms and duration are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Agreement. Executive further acknowledges that the consideration for this Section 6 is his employment or continued employment. Executive will not be paid any additional compensation during this Restricted Period for application or enforcement of the restrictive covenants contained in this Section 6.

(h) Work Product. The term “Work Product” includes any and all information, programs, concepts, processes, discoveries, improvements, formulas, know-how and inventions, in any form whatsoever, relating to the business or activities of the Company, or resulting from or suggested by any work developed by the Executive in connection with the Company, or by the Executive at the Company’s request. Executive acknowledges that all Work Product developed during the Term is property of the Company and accordingly, Executive does hereby irrevocably assign all Work Product developed by the Executive to such entity as the Company shall specify and agrees: (i) to assign to the such entity, free from any obligation of the Company, all of the Executive’s right, title and interest in and to Work Product conceived, discovered, researched, or developed by the Executive either solely or jointly with others during the term of this Agreement and for three (3) months after the termination or nonrenewal of this Agreement; and (ii) to disclose to the Company promptly and in writing such Work Product upon the Executive’s acquisition thereof.

SECTION 7. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

STEIN MART, INC

Attention: D. Hunt Hawkins

1200 Riverplace Boulevard, 5th Floor

Jacksonville, FL 32207

Facsimile: (904) 346-1297

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b) No Waiver. No failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Governing Law. This Agreement shall be governed by Florida law without reference to the choice of law principles thereof. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively before a court of competent jurisdiction in and for Duval County, Florida.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred by him.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Executive.

(g) Invalidity and Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation. As a material part of the consideration for this Agreement, BOTH PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY A JURY in the event of any litigation arising from this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Executive Recusal. Executive shall recuse himself from all deliberations of the Board of Directors regarding this Agreement, Executive’s employment by the Company or related matters.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.		DAVID H. STOVALL, JR.

By:	/s/ Linda M. Farthing	/s/ David H. Stovall, Jr.
Linda M. Farthing, CEO

SCHEDULE A

BENEFITS

1.	Retirement Plan/Life Insurance/AD&D

The Executive shall be entitled to participate in all retirement plans and will be entitled to life insurance and AD&D benefits which other senior executives of the Company or affiliates of the Company are eligible.

2.	Long-Term Disability

The Executive shall be entitled to participate in all Long-Term and Life Time Disability plans which other senior executives of the Company or affiliates of the Company are eligible.

3.	Medical/Dental Benefits

The Executive shall be entitled to medical/dental benefits which other senior executives of the Company or affiliates of the Company are eligible.

DAVID H. STOVALL, JR.

FIRST AMENDMENT TO AGREEMENT

WITH

STEIN MART, INC.

This First Amendment to Agreement (this “Amendment”) entered into in the City of Jacksonville and State of Florida between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and David H. Stovall, Jr. (“Executive”), is made as of December 1, 2010 (the “Effective Date”).

Background:

The following facts constitute the background for this Amendment:

A.	The Company and the Executive entered into an employment agreement dated as of December 2, 2008 (the “Existing Agreement”).

B.	The parties wish to amend the Existing Agreement as provided herein.

In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1. Earned Bonus. Section 4(b) of the Existing Agreement is hereby deleted and the following is substituted in lieu thereof:

(b)	Earned Bonus. Executive shall be eligible to receive an earned bonus up to 100% of the Annual Base Salary (the “Earned Bonus”), subject to the Compensation Committee guidelines and the Company’s goals. Such bonus (if any), shall be payable within two (2) months of the end of the fiscal for which it applies. Nothing in this Section 4(b) guarantees that any Earned Bonus will be paid. Moreover, where a bonus depends on performance for a particular period (the “Calculation Period”) and the Executive’s employment is terminated (whether with or without Cause or Good Reason) prior to the end of the Calculation Period, then (i) the amount of any Earned Bonus shall be calculated at the Company’s election by waiting until the end of the Calculation Period to determine if the performance criteria have been met, and (ii) the Earned Bonus shall equal that pro-rata portion (equal to the percent of the Calculation Period during which Executive was employed) of the bonus which would have been earned had the Executive’s employment not been terminated.

2. Ratification. Except as expressly modified in this Amendment, the Existing Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.		DAVID H. STOVALL, JR.

By:	/s/ D. Hunt Hawkins	/s/ David H. Stovall, Jr.
David H. (Hunt) Hawkins, Executive Vice-President

2

Schedule A

Non-Compete Companies

Marmaxx Group – All Divisions and Subsidiaries

Ross Stores – All Divisions and Subsidiaries

Stage Stores – All Divisions and Subsidiaries

Bealls Dept. Stores – All Divisions and Subsidiaries

Kohls – All Divisions and Subsidiaries

Macys – All Divisions and Subsidiaries

Belk

Dillards

JCPenny – All Divisions and Subsidiaries

Nordstrom – Rack Division

Burlington Coat Factory

Saks – Off 5th Division

Chicos